EXHIBIT 10.1
RECURSION PHARMACEUTICALS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Recursion Pharmaceuticals, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
This Policy, as amended, will be effective as of the date of approval by the Board (such date, the “Effective Date”).
1.Cash Compensation.
Annual Cash Retainer
Each Outside Director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending Board meetings.
Committee Annual Cash Retainer
Effective as of the Effective Date, each Outside Director who serves as the Chair of the Board, Lead Independent Director of the Board, or the Chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash retainers as follows:
Chair of the Board:            $35,000
Lead Independent Director:            $35,000
Chair of Audit Committee:            $20,000
Member of Audit Committee:            $10,000
Chair of Compensation Committee:        $15,000
Member of Compensation Committee:        $7,500
Chair of Nominating and Corporate Governance Committee:    $10,000
Member of Nominating and Corporate Governance Committee:    $5,000

Chair of Research and Development Committee:        $10,000
Member of Research and Development Committee:    $5,000
Chair of Technology Committee:            $10,000
Member of Technology Committee:        $5,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the annual cash retainer as the chair of the committee, and not the additional annual cash retainer as a member of the committee.
Payment
Subject to the section below entitled “Election to Receive Fully Vested Stock,” each annual cash retainer payable under this Policy for service on the Board, Chair of the Board, Lead Independent Director of the Board, or the Chair or a member of a committee of the Board (an “Annual Cash Retainer”) will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the fiscal quarter, and such payment will be made on the last business day of such fiscal quarter (or as soon thereafter as practical, but in no event later than 30 days following the end of such fiscal quarter). For purposes of clarification, an Outside Director who has served as an Outside Director and/or as a member of an applicable committee (or Chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.
Election to Receive Fully Vested Stock
Subject to complying with the Retainer Award Election Mechanics below, each Outside Director may elect to convert all of his or her Annual Cash Retainer with respect to services performed in a future calendar year and otherwise scheduled to be paid following the completion of those services into an award of fully-vested Shares granted under the Plan (“Retainer Award” and such election, a “Retainer Award Election”). If an Outside Director elects to convert his or her Annual Cash Retainer into a Retainer Award, the Retainer Award will be issued automatically and quarterly (such portion of the Retainer Award, a “Quarterly Retainer Award”) in arrears on a prorated basis on the first Trading Day following the end of such immediately preceding Fiscal Quarter. The number of Shares subject to a Quarterly Retainer Award will be determined by dividing the amount of the Annual Cash Retainer that would otherwise be payable with respect to such immediately preceding Fiscal Quarter by the Fair Market Value of a Share on the issuance date (as determined in accordance with the Plan), rounded to the nearest whole Share using standard rounding principles. The “Retainer Award Election Mechanics” are set forth below.
Each Retainer Award Election must be submitted to the Company’s General Counsel in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer Award Election shall not receive a Retainer Award for the next calendar year, and instead shall receive the applicable Annual Cash Retainer for such calendar year. Once a Retainer Award Election is validly submitted, it will remain in effect with respect to all subsequent Annual Cash Retainers related to future calendar years unless the applicable Outside Director revokes such election as provided herein.
Retainer Award Elections must comply with the following timing requirements:
(a)    Initial Election. Each individual who first becomes an Outside Director following the Effective Date (the date such individual first becomes an Outside Director, the “Initial Director Date”) may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the current calendar year (the “Initial Election”). Except as provided in the last sentence, the Initial Election must be submitted to the Company’s Chief Legal Officer within the Company’s next open trading window following the Initial Director Date that occurs in the same calendar year (the last day of such trading window, the “Initial Election Deadline”), and the Initial Election shall become irrevocable effective as of the Initial Election Deadline, provided that if no open trading window occurs in the same calendar year during which the Initial Director Date occurs, such Outside Director will not be eligible to make an Initial Election in such calendar year and instead must comply with the election requirements under clause (b) below. If an individual becomes an Outside Director effective on or after January 1 of any given year pursuant to an appointment by the Board made prior to December 31 of the prior year, such individual may make an Initial Election within the Fourth Quarter Trading Window prior to the Initial Director Date.
(b)    Annual Election. Each Outside Director may make a Retainer Award Election with respect to Annual Retainer Cash Payments payable to such Outside Director in the following calendar year (the “Annual Election”). The Annual Election must be submitted to the Company’s Chief Legal Officer within Fourth Quarter Trading Window of the calendar year preceding the calendar year to which the Annual Retainer Cash Payments relate (the last day of such trading window, the “Annual Election Deadline”), and, except as provided in subsection (d) below, the Annual Election shall become irrevocable effective as of the Annual Election Deadline, provided that if such calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to make an Annual Election in such calendar year.
(c)    Revocation. An Outside Director may revoke his or her Retainer Award Election during a Fourth Quarter Trading Window with respect to Annual Retainer Cash Payments related to future calendar years. If a calendar year does not contain a Fourth Quarter Trading Window, Outside Directors will not be eligible to revoke a Retainer Award Election in such calendar year.
2.Equity Compensation.
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)    Initial Award. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units covering a number of Shares, with such award having a Grant Value equal to $600,000, rounded to the nearest whole Share (the “Initial Award”).
Each individual’s Initial Award will be granted on the first trading date on or after the Initial Director Date, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to any Initial Awards.
Subject to Section 3 of this Policy, each Initial Award will vest as to 1/3rd of the Shares subject to the Initial Award on the first three anniversaries of the Initial Director Date, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)    Annual Award. Subject to the following paragraph, on the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units covering a number of Shares, with such award having a Grant Value of $275,000, rounded to the nearest whole Share (the “Annual Award”).
Notwithstanding the foregoing, (i) if an Outside Director’s Initial Award was granted more than 3 months before an Annual Meeting but within 6 months of such Annual Meeting, the Grant Value of each Annual Award granted to the Outside Director on the date of such Annual Meeting will be reduced by 50%, and (ii) if an Outside Director’s Initial Award was granted within 3 months before an Annual Meeting, the Outside Director will not receive any Annual Awards on the date of such Annual Meeting.
Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the first anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(d)    Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows.
(i)    Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder; and
(ii)    The number of Shares subject to each Initial Award and Annual Award will be determined by dividing the amount of the Grant Value by the Fair Market Value of a Share

on the grant date (as determined in accordance with the Plan), rounded to the nearest whole Share using standard rounding principles.
3.Change in Control.
Immediately prior to a Change in Control, each Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Outside Director and the Company or any of its Subsidiaries or Parents, as applicable.
4.Annual Compensation Limit.
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation (including any Awards) following the Effective Date with an aggregate value greater than $850,000 for an Outside Director’s first year of service or $600,000 in any subsequent year. The value of each equity compensation award will be based on its Grant Value for purposes of the limitation under this Section 4). Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.
5.Travel Expenses.
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings or related to his or her Board service will be reimbursed by the Company.
6.Additional Provisions.
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
7.Section 409A.
    In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Fiscal Year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Outside Director (or any other person) as a result of Section 409A.
8.Stockholder Approval.
Unless otherwise required by applicable law, this Policy will not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9 hereof.
9.Revisions.
    The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.